EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  July 22, 2005

SKYWEST ANNOUNCES SECOND QUARTER 2005 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $384.0 million for the quarter ended June 30, 2005, a 43.6% increase, compared to $267.4 million for the same period last year.  The Company also reported net income of $24.8 million for the quarter ended June 30, 2005, or $0.42 per diluted share, compared to $20.1 million of net income or $0.34 per diluted share for the same period last year.

SkyWest, Inc. also reported operating revenues of $724.3 million for the six months ended June 30, 2005, a 39.0% increase, compared to $521.1 million for the same period last year.  The Company also reported net income of $43.5 million for the six months ended June 30, 2005, or $0.75 per diluted share, compared to $39.4 million of net income or $0.67 per diluted share for the same period last year.

The primary items of significance affecting the second quarter of 2005 are outlined below:

Total operating revenues for the second quarter of 2005 increased primarily as a result of a 44.5% increase in available seat miles (ASMs).  Operating revenues were impacted by a 0.7% reduction in revenue per available seat mile, and by increased fuel cost reimbursements by the Company’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the second quarter of 2005, excluding fuel charges of $105.6 million or $0.042 per ASM, decreased approximately 8.7% to $0.095 from $0.104 for the same quarter of 2004.  The decrease was primarily the result of acquiring 39 larger and newer regional jet aircraft since June 30, 2004.

Total ASMs for the second quarter of 2005 increased 44.5% from the second quarter of 2004, primarily as a result of the Company increasing its fleet size to 223 aircraft as of June 30, 2005, from 191 aircraft as of June 30, 2004.  During the quarter, the Company took delivery of seven new CRJ 700 aircraft.  At June 30, 2005, the Company’s fleet consisted of 157 regional jets (97 United, 56 Delta, and 4 SkyWest) and 66 EMB-120 aircraft (53 United, and 13 Delta).  During the second quarter of 2005, the Company generated 2.54 billion ASMs, compared to 1.75 billion ASMs during the same period of 2004.

At June 30, 2005, the Company had approximately $556.8 million in cash and marketable securities compared to $549.7 million as of December 31, 2004.  During the quarter, the Company took delivery of seven new CRJ 700 aircraft. It is anticipated that these seller financed aircraft, together with previously delivered aircraft will be refinanced using a permanent long-term lease facility in August 2005.  The Company’s long-term debt increased to $528.9 million as of June 30, 2005, compared to $463.2 million at December 31, 2004, consistent with the Company adding long-term debt related to aircraft acquisitions and making normal recurring debt payments. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the

Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.6 billion as of June 30, 2005.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the Company’s time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company records maintenance expense on its regional jet aircraft engines as the maintenance events occur.  As a result, during the second quarter of 2005, the Company has collected and recorded as revenue $6.6 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

SkyWest has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003 and 2004 and was also recently named the Regional Airline of the Year for 2004 by Regional Airline World magazine.  Additionally, SkyWest was just awarded the FAA’s Aviation Maintenance Technician (AMT) Gold Award for 2005.

SkyWest currently operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines.  System-wide, SkyWest serves a total of 106 cities in 30 states and three Canadian provinces with approximately 1,500 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  “The Company” may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date.  The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; potential bankruptcy proceedings involving Delta Air Lines, Inc.; the pursuit of the Company’s strategic initiative to expand operations internally and/or through acquisitions; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; the Company’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and the Company’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including the section of the Company’s Annual Report 10-K, entitled “Factors That May Affect Future Results.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)-

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating revenues:
Passenger	$378,243	$262,221	$713,799	$512,875
Ground handling and other	5,800	5,166	10,536	8,216
	384,043	267,387	724,335	521,091
Operating expenses:
Flying operations	208,356	131,002	386,372	250,697
Customer service	55,984	42,434	111,761	83,981
Maintenance	34,349	24,415	66,381	48,912
Depreciation and amortization	21,611	19,000	42,642	38,227
General and administrative	18,120	14,196	35,914	26,986
Promotion and sales	1,027	1,181	2,222	2,272
	339,447	232,228	645,292	451,075
Operating income	44,596	35,159	79,043	70,016
Other income (expense):
Interest income	3,381	2,184	6,343	4,080
Interest expense	(7,392)	(3,920)	(14,037)	(8,389)
	(4,011)	(1,736)	(7,694)	(4,309)
Income before income taxes	40,585	33,423	71,349	65,707
Provision for income taxes	15,828	13,369	27,826	26,283
Net income	$24,757	$20,054	$43,523	$39,424

Basic earnings per share	$0.43	$0.35	$0.75	$0.68
Diluted earnings per share	$0.42	$0.34	$0.75	$0.67
Weighted average common shares:
Basic	57,671	58,056	57,670	58,032
Diluted	58,323	58,595	58,260	58,614

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2005	2004	% Change		2005	2004	% Change

Passengers carried	4,149,351	3,157,318	31.4		7,869,727	6,041,840	30.3
Revenue passenger miles (000)	1,910,017	1,288,702	48.2		3,542,444	2,452,438	44.4
Available seat miles (000)	2,536,065	1,754,698	44.5		4,766,166	3,421,376	39.3
Passenger load factor	75.3%	73.4%	1.9	pts	74.3%	71.7%	2.6	pts
Passenger breakeven load factor	68.0%	64.9%	3.1	pts	67.6%	63.2%	4.4	pts
Yield per revenue passenger mile	$0.198	$0.203	(2.5)		$0.201	$0.209	(3.8)
Revenue per available seat mile	$0.151	$0.152	(0.7)		$0.152	$0.152	—
Cost per available seat mile	$0.137	$0.135	1.5		$0.138	$0.134	3.0
Fuel cost per available seat mile	$0.042	$0.031	35.5		$0.039	$0.029	34.5
Average passenger trip length	460	408	12.7		450	406	10.8